Exhibit 10.1

FIFTH AMENDMENT TO THE

AMENDED AND RESTATED

ALLIANCE COAL, LLC

2000 LONG-TERM INCENTIVE PLAN

THIS FIFTH AMENDMENT (the “Fifth Amendment”) to the Amended and Restated Alliance Coal, LLC 2000 Long-Term Incentive Plan, as amended from time to time (the “Plan”), has been adopted by Alliance Coal, LLC (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 7(a) of the Plan provides that the Plan may be amended from time to time;

WHEREAS, the Committee now desires to amend the Plan to provide for the grant of cash awards; and

WHEREAS, the Committee has determined that the Fifth Amendment shall be made effective as of December 10, 2020 (the “Amendment Effective Date”).

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended as of the Amendment Effective Date, as set forth below:

1.The following defined term shall be added to Section 2 of the Plan:

“Cash Award” means an Award denominated in cash granted under the Plan.

2.In the defined term “Award” contained in Section 2 of the Plan, the following phrase shall be inserted immediately prior to the period therein: “, or a Cash Award granted under the Plan”

3.The existing Section 6(c) of the Plan shall be renumbered to read Section 6(d). Then, Section 6 of the Plan shall be amended to provide for a new Section 6(c), which shall read as follows:

“(c)Cash Awards. The Committee shall have the authority to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Participants in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.”

RESOLVED, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

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